Exhibit 99

Piper Sandler Companies 800 Nicollet Mall, Suite 900 Minneapolis, MN 55402 CONTACT Pamela Steensland Tel: 612 303-8185 pamela.steensland@psc.com

F O R I M M E D I A T E R E L E A S E

Mike Dillahunt Named Global Co-Head of Piper Sandler
Investment Banking and Capital Markets

Dillahunt will partner with James Baker to lead the group

MINNEAPOLIS – March 18, 2021 – Piper Sandler Companies (NYSE: PIPR), a leading investment bank, has named Mike Dillahunt global co-head of investment banking and capital markets, effective immediately. Scott LaRue is transitioning to the role of vice chairman of investment banking after over a decade of serving as global co-head of investment banking and capital markets. Dillahunt will co-lead the group alongside James Baker who has served as global co-head of investment banking and capital markets since 2018.

“Mike is an exceptional banker, as well as a growth-oriented team builder and culture carrier for the firm. We are confident that Mike and James will successfully lead our investment banking business to accomplish its many near and long term goals including growing revenue to $1B+ in the coming years,” said Chad Abraham, chairman and chief executive officer.

Dillahunt joined Piper Sandler in 1998, and served as head of the Diversified Industrials & Services (DIS) group from 2011 to 2020. Following the acquisition of Edgeview Partners in 2013, he co-headed DIS and led the expansion of the group’s sector coverage and the growth of its private equity advisory business. Since 2020, Dillahunt has served as chairman of M&A and private equity coverage and has held the title of vice chairman of investment banking.

“I am looking forward to leading the group with Mike as we continue to grow Piper Sandler’s investment banking business. He is a demonstrated leader that understands our strategic priorities and the culture of the firm,” said Baker.

Dillahunt began his career as an M&A and corporate attorney with Milbank LLP working in both New York and London. He earned his undergraduate degree magna cum laude from the University of Wisconsin.

He graduated Order of the Coif from the University of Wisconsin Law School where he received the Daniel B. Grady Award, which is awarded to the highest-ranking student in the graduating class.

ABOUT PIPER SANDLER

Piper Sandler Companies (NYSE: PIPR) is a leading investment bank driven to help clients Realize the Power of Partnership®. Securities brokerage and investment banking services are offered in the U.S. through Piper Sandler & Co., member SIPC and NYSE; in Europe through Piper Sandler Ltd., authorized and regulated by the U.K. Financial Conduct Authority; and in Hong Kong through Piper Sandler Hong Kong Limited, authorized and regulated by the Securities and Futures Commission. Private equity strategies and fixed income advisory services are offered through separately registered advisory affiliates.

Follow Piper Sandler: LinkedIn | Facebook | Twitter

©2021. Since 1895. Piper Sandler Companies. 800 Nicollet Mall, Minneapolis, Minnesota 55402-7036